Exhibit 99.1

Gentherm Reports Record Quarterly Revenues and 2017 First Quarter Results

All Business Units Contributed to Growth and Improved Profitability

NORTHVILLE, Mich., April 27, 2017 /PRNewswire/ -- Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	Total revenue growth of 16% to $249.3 million
•	Net income of $25.4 million and adjusted EBTIDA of $45.2 million
•	Gentherm Global Power Technologies (GPT) revenues partially recovered and increased by 40% from the prior year quarter and on a sequential quarter basis by 79% to $7.4 million
•	CSZ continued to grow reporting $20.0 million in revenue, a 26% increase from prior year first quarter pro forma revenue; helping to achieve goal for long-term non-automotive growth
•	Gross margin improved by 2.6 percentage points to 34.2% due to higher CSZ and GPT revenues and higher margin content in automotive seat heaters
•	Operating expense leveled off from the recent increases funding key drivers of future revenue growth

“Our revenue performance and growth rate, which benefited from the impact of our acquisition of CSZ in the second quarter of 2016, were right in line with our expectations.  We are starting to benefit from a modest recovery in GPT, our business that sells into the energy sector, which has experienced market related softness for over a year now.  The automotive market, which represents the majority of our revenues, continues to be strong, benefiting from improved opportunities for our existing products as well as potential future revenues from new products still in our development pipeline,” said President and CEO Daniel R. Coker.

Mr. Coker, continued, "While we have seen an expected temporary slowdown in the revenue growth rate of our CCS revenue, we have accelerated growth in other areas.  For example, our efforts in recent years to become vertically integrated in electronic control modules is today providing higher unit content on existing products.  This is most evident in automotive seat heaters, where we have added significant sales of our own control modules on newly launched replacement programs.  We also have new stand-alone electronic product opportunities, which we expect to begin generating revenue in the first quarter of 2019.  We continue to be very encouraged by the progress of CSZ, which provided acquisition related revenue growth but also grew impressively on a comparable organic basis.”

Mr. Coker concluded, “Although the 2017 first quarter is likely to be the best revenue growth quarter of the year due to the timing in 2016 of the CSZ acquisition, we believe we are on track to deliver solid improvements as we continue to work on significant new opportunities that will begin to materialize in the form of product revenues at the end of this year.”

First Quarter 2017 Financial Review

Our product revenue grew $33.6 million, or 16%, which included $20.0 million in acquisition related product revenues from CSZ.  On a pro forma basis, CSZ’s revenue grew over the prior year by $4.1 million or 26%.  This increase was mainly the result of strong shipments of patient temperature management products, especially the Hemotherm blood heater cooler which has benefited from improved market penetration. While we expect the Hemotherm revenue to moderate, the outlook for CSZ continues to be strong in the coming quarters.  Including the prior year CSZ first quarter revenue on a pro forma basis, consolidated revenues grew organically by nearly 8%.

Additionally, we experienced higher revenue in all our other major products, however, three stand out as the growth leaders during the quarter.  These include seat heaters, steering wheel heaters and remote power systems from GPT.  These product categories grew by $7.1 million, or 10%, $3.5 million, or 30% and $2.1 million, or 40%, respectively. The increase for seat heaters was driven both by strong production volumes and new program launches but also reflects greater vehicle content. This content increase is driven by an increasing number of vehicle programs offering seat heaters in rear seat positions and higher system level content due to a greater number of programs having Gentherm electronic controllers.  Steering Wheel Heaters increased due to new program launches and higher application rates on existing vehicles and reflects a continued strong market trend where more vehicle models have added the feature. The revenue growth at GPT represents a reversal from declines in revenue over the past five quarters.  While the energy markets that GPT serves continue to be challenging, our revenue performance is expected to generally trend upward due to previously delayed projects now being completed.  Of course, our customers in this sector are still cautious and project timing fluctuations are expected.

Gross margin as a percentage of revenue for the quarter rose to 34.2% from 31.6%. This improvement was due to the addition of CSZ revenue and the increased GPT revenue, both of which have a higher than average gross margin percentage, favorable foreign currency impact on production expenses and improved gross margin in our automotive segment reflecting the improved content in seat heaters.

Operating expenses of $50.3 million increased $12.0 million, or 31%, compared to the year ago period, but leveled off as compared sequentially to the prior year fourth quarter, which had operating expenses of $52.1 million. The increase over the prior year included new operating expenses of CSZ totaling $7.0 million as well as our continued investments in new products and technologies and enhancements to our operating infrastructure.

Net research and development expenses (R&D) of $19.5 million increased by $3.8 million, or 24%, during the first quarter of 2017, compared with 2016, as a result of new production programs for existing products, new product development, and a program to develop the next generation of seat comfort products. The types of new products and future growth drivers that we are investing in include automotive interior thermal management devices, medical thermal management devices, battery thermal management devices, battery management systems and advanced automotive electronics solutions.  Many of these new products have begun to reach the more cost intensive phases that typically occur after we receive firm customer orders or later as we ramp up our manufacturing operations specific to these products.

Selling, general and administrative expenses (SG&A) of $30.8 million increased by $8.2 million, or 36%, during the first quarter of 2017, compared with 2016.  The increase in SG&A resulted from expenses related to ownership of CSZ totaling $6.1 million as well as a higher management incentive compensation. Our management incentive program includes various forms of equity compensation including stock options, restricted stock and stock appreciation rights (“SARs”).  Stock options and restricted stock are accounted for using the equity method and are valued at the grant date fair value and amortized over the respective service period of the employee beneficiary.  SARs are accounted for using the liability method since they are settled in cash which requires mark-to-market adjustments based on the current trading price of Gentherm Common Stock.  Since Gentherm Common Stock appreciated during the First Quarter 2017, we recorded SAR related compensation expense totaling $2.0 million for the period.  This SAR related compensation expense was $2.4 million higher as compared with a benefit during First Quarter 2016 of $461,000.  The benefit in 2016 was due to a decline in the Company’s Common Stock trading price during that period.  On a sequential quarter basis, SG&A decreased by $2.9 million, or 9%.  This was partially due to a one-time, $2.0 million management reorganization expense during the 2016 fourth quarter and a related reduction in ongoing expenses during the 2017 first quarter.

Adjusted EBITDA increased for the quarter to $45.2 million compared with Adjusted EBITDA of $40.4 million for the first quarter of 2016.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income is provided in a table accompanying this news release.

Our fully diluted earnings per share were $0.69 and $0.33 for the first quarter 2017 and 2016, respectively.  As outlined in the accompanying table, these amounts included acquisition transaction expenses of CSZ, purchase accounting impacts, and other effects.  These other effects include unrealized currency gains during both quarters and the tax expenses associated with a reorganization of our North American operations during 2016.  After adjusting for these impacts and effects, our fully diluted earnings per share would have been $0.77 and $0.73 in 2017 and 2016, respectively.

Total cash as of March 31, 2017 was $133.9 million when compared with total cash of $177.2 million at December 31, 2016.  This decrease was primarily related to a $31.6 million tax payment associated with the first quarter 2016 reorganization of our North American operations.  This tax was accrued during 2016 but became payable during 2017.  Total cash combined with borrowing availability under the Company's credit agreements, provides available liquidity totaling $336.9 million as of March 31, 2017.

Guidance

We continue to expect full year 2017 revenue growth of between 5% and 10%.  Our guidance reflects the impact from a stronger USD and a full year of CSZ revenues.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be webcast at 8:00 AM Eastern Time to review these financial results.  The dial-in number for the call is 1-877-407-4018 or, for international callers, 1-201-689-8471 and the Conference ID number is 13660078.  The live webcast and archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available at approximately 11:00 a.m. ET and will be accessible for two weeks. The replay can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13660078.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Product revenues	$249,267	$215,714
Cost of sales	164,107	147,472
Gross margin	85,160	68,242
Operating expenses:
Net research and development expenses	19,505	15,696
Acquisition transaction expenses	—	37
Selling, general and administrative expenses	30,806	22,624
Total operating expenses	50,311	38,357
Operating income	34,849	29,885
Interest expense	(1,122)	(677)
Foreign currency loss	(1,329)	(1,835)
Other income	236	365
Earnings before income tax	32,634	27,738
Income tax expense	7,232	15,845
Net income	$25,402	$11,893
Basic earnings per share	$0.69	$0.33
Diluted earnings per share	$0.69	$0.33
Weighted average number of shares – basic	36,620	36,357
Weighted average number of shares – diluted	36,739	36,550

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GENTHERM INCORPORATED
REVENUE BY PRODUCT CATEGORY
(Unaudited, in thousands)

	Three Months Ended March 31,

	2017	2016(1)	% Diff.
Climate Controlled Seat (CCS)	$102,045	$101,475	0.6%
Seat Heaters	77,645	70,591	10.0%
Steering Wheel Heaters	15,043	11,557	30.2%
Automotive Cables	21,729	21,569	0.7%
Other Automotive	5,371	5,242	2.5%
Subtotal Automotive	$221,833	$210,434	5.4%
Remote Power Generation (GPT)	7,412	5,280	40.4%
Cincinnati Sub-Zero Products (CSZ)	20,022	―	―
Total Company	$249,267	$215,714	15.6%

(1) During First Quarter 2017 we revised our revenue by product analysis to better reflect pricing adjustments and other differences.  We have revised prior year revenue by product amounts to reflect this change.

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GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
Net income	$25,402	$11,893
Add Back:
Income tax expense	7,232	15,845
Interest expense	1,122	677
Depreciation and amortization	10,121	8,133
Adjustments:
Acquisition transaction expense	―	37
Unrealized currency loss	1,345	3,767
Adjusted EBITDA	$45,222	$40,352

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended
	March 31,		Future Full Year Periods (estimated)
	2017	2016	2017	2018	2019	2020	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$ ―	$37	$ ―	$ ―	$ ―	$ ―	$ ―
Non-cash purchase accounting impacts
Customer relationships amortization	1,887	1,745	7,567	7,567	5,598	4,417	16,067
Technology amortization	864	749	2,613	1,265	753	753	1,488
Product development costs amortization	―	42	―	―	―	―	―
Trade name amortization	43	42	129	―	―	―	―
Other effects
Unrealized currency loss	1,345	3,767	―	―	―	―	―
Total acquisition transaction expenses, purchase accounting impacts and other effects	$4,139	$6,382	$10,309	$8,832	$6,351	$5,170	$17,555
Tax effect of above	(1,056)	(1,611)	(2,579)	(2,235)	(1,660)	(1,387)	(5,308)
North America reorganization withholding tax (1)	―	9,600	―	―	―	―	―
Net income effect	$3,083	$14,371	$7,730	$6,597	$4,691	$3,783	$12,247

Earnings per share - difference
Basic	$0.08	$0.40
Diluted	$0.08	$0.39

(1) During the first quarter of 2016, we completed a legal reorganization in North American by shifting certain operations located in Canada to other subsidiaries.  Related to the reorganization we declared intercompany dividends and incurred $9.6 million in withholding taxes payable to the Canadian Revenue Agency.

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GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$133,907	$177,187
Accounts receivable, less allowance of $1,344 and $1,391, respectively	185,279	170,084
Inventory:
Raw materials	59,425	60,525
Work in process	17,070	13,261
Finished goods	31,960	31,288
Inventory, net	108,455	105,074
Derivative financial instruments	1,594	18
Prepaid expenses and other assets	43,868	36,390
Total current assets	473,103	488,753
Property and equipment, net	179,848	172,052
Goodwill	52,031	51,735
Other intangible assets, net	55,219	57,557
Deferred financing costs	1,149	1,221
Deferred income tax assets	37,406	35,299
Other non-current assets	35,397	36,413
Total assets	$834,153	$843,030
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$86,156	$84,511
Accrued liabilities	64,896	105,625
Current maturities of long-term debt	2,105	2,092
Derivative financial instruments	—	1,395
Total current liabilities	153,157	193,623
Pension benefit obligation	7,571	7,419
Other liabilities	5,115	4,092
Long-term debt, less current maturities	161,032	169,433
Deferred income tax liabilities	8,544	8,058
Total liabilities	335,419	382,625
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 36,727,501 and 36,534,464 issued and outstanding at March 31, 2017 and December 31, 2016, respectively	263,656	262,251
Paid-in capital	11,176	10,323
Accumulated other comprehensive loss	(61,393)	(69,091)
Accumulated earnings	285,295	256,922
Total shareholders’ equity	498,734	460,405
Total liabilities and shareholders’ equity	$834,153	$843,030

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GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Operating Activities:
Net income	$25,402	$11,893
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	10,192	8,164
Deferred income taxes	676	(5,173)
Stock compensation	2,303	1,818
Defined benefit plan (income) expense	(16)	45
Provision of doubtful accounts	(54)	574
Gain on revaluation of financial derivatives	—	(456)
Loss on sale of property and equipment	103	29
Changes in operating assets and liabilities:
Accounts receivable	(13,900)	(21,906)
Inventory	(2,407)	(1,223)
Prepaid expenses and other assets	(6,492)	(1,628)
Accounts payable	1,094	6,392
Accrued liabilities	(38,237)	7,819
Net cash (used in) provided by operating activities	(21,336)	6,348
Investing Activities:
Proceeds from the sale of property and equipment	10	18
Final payment for acquisition of CSZ, net of cash acquired	(2,000)	—
Purchases of property and equipment	(13,562)	(17,010)
Net cash used in investing activities	(15,552)	(16,992)
Financing Activities:
Borrowing of debt	—	75,000
Repayments of debt	(8,427)	(446)
Excess tax expense from equity awards	—	(385)
Cash paid for financing costs	—	(650)
Cash paid for the cancellation of restricted stock	(926)	(793)
Proceeds from the exercise of Common Stock options	881	204
Net cash (used in) provided by financing activities	(8,472)	72,930
Foreign currency effect	2,080	3,791
Net (decrease) increase in cash and cash equivalents	(43,280)	66,077
Cash and cash equivalents at beginning of period	177,187	144,479
Cash and cash equivalents at end of period	$133,907	$210,556
Supplemental disclosure of cash flow information:
Cash paid for taxes	$51,618	$9,342
Cash paid for interest	$858	$458
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$1,125	$984

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